For Immediate Release

Central European Media Enterprises Ltd.

Announces RENEWAL OF SLOVENE LICENSES

HAMILTON, Bermuda, July 16, 2002 - Central European Media Enterprises Ltd. (CME) (OTCBB:CETVF.OB) today issued a Form 8-K detailing a notification of the renewal of the Company's Slovenian broadcasting licenses which affect its Slovene operations.

CME has today received notification from the Slovene agency for Telecommunications of the renewal of all of its broadcast licenses in Slovenia for its two license companies, POP TV d.o.o and Kanal A d.d. under article 39 and 45 of the Telecommunications Law. This means that the Slovene operations now have full broadcast licenses for both channels renewed until July 14th 2012.

Commenting on this announcement, the CEO Fred Klinkhammer said

"I am pleased to be able to announce the continued license security of our most successful and profitable operation. This renewal should be considered as a normal event. Our operations in Slovenia are delivering in line with our expectations and continue to perform significantly ahead of 2001. This renewal underpins our faith in Slovenia and our management team there."

The Slovene operations at December 31,2001 represented combined revenue of $28,465,000, and EBITDA of $8,367,000. Total company revenue and EBITDA at December 31st,2001 on a combined basis was $118,812,000 and $17,006,000 respectively.

This press release contains forward-looking statements, including statements implying the ability of the Slovene operation to continue broadcasting through to 2012. For these statements and all other forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, affecting the financial position, results of operations and cash flows of the Company, could differ materially from those described in or contemplated by the forward-looking statements.

Central European Media Enterprises Ltd. (CME) is a TV broadcasting company with leading stations located in Romania, Slovenia, Slovakia and Ukraine. CME is traded on the Over the Counter Bulletin Board under the ticker symbol "CETVF.OB".

For additional information contact:

United States: Czech Republic:

Glen Dickson Michal Donath

Brainerd Communicators, Inc. 011-420-602-222-128

212-986-6667

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